UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2007

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17150 South Margay Avenue, Carson, CA	90746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 719-8666

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 20, 2007, U.S. Auto Parts Network, Inc. (the “Company”) entered into a purchase agreement to bring in house certain sales and customer service employees based in the Philippines who are currently supporting the Company through its outsourced call center provider, Access Worldwide Communications, Inc., a Delaware corporation, and Access Worldwide (AWWC) Philippines, Inc., a Philippines corporation (collectively, “Access Worldwide”). Under the terms of the purchase agreement with Access Worldwide, approximately 182 employees of Access Worldwide (the “USAP Dedicated Employees”) will be given the opportunity to become employees of the Company’s Philippines subsidiary and join the 244 existing employees already working for the Company or its subsidiary in the Philippines. Approximately 170 of the USAP Dedicated Employees have already agreed to transition over to direct employment by the Company’s Philippines subsidiary.

The aggregate purchase price to acquire the right to hire the USAP Dedicated Employees, as well as to purchase certain related handbooks, training materials, and other operational materials used by such employees was approximately $1.7 million. The purchase agreement also includes a mutual nonsolicitation agreement, pursuant to which neither party may solicit the other party’s employees for a period of two years after the closing of this transaction, and further prohibits either party from hiring any of the other party’s employees for a period of nine months after the closing. The Company also entered into an agreement with Access Worldwide on April 20, 2007 to lease workstations in the current Access Worldwide facility in the Philippines for a period of up to six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2007	U.S. AUTO PARTS NETWORK, INC.

	By:	/S/ MICHAEL J. MCCLANE
Michael J. McClane
Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary